Exhibit 4.1

CERTIFICATE OF DESIGNATION

of the

PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS

of the

SERIES A PREFERRED STOCK

of TARSIER LTD.

Tarsier Ltd. (the “Corporation”), a Delaware corporation, hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Articles of Incorporation, on January 14, 2016, the Board duly adopted the following resolution providing for the authorization of nine million five hundred thousand (9,500,000) shares of the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation, the Board hereby establishes from the Corporation’s authorized class of preferred stock a new series to be known as “Series A Preferred Stock,” consisting of nine million five hundred thousand (9,500,000) shares, and hereby determines the designation, preferences, rights, qualifications, limitations and privileges of the Series A Preferred Stock of the Corporation to be as follows:

1. Designation and Amount; Designated Holder. Of the 10,000,000 shares of the Company’s authorized Preferred Stock, $0.001 par value per share, nine million five hundred thousand (9,500,000) are designated as “Series A Preferred Stock,” with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series A Preferred Stock (the “Holder”), in whose name the initial certificates representing the Series A Preferred Stock shall be issued. Any transfer of the Series A Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series A Preferred Stock, or any portion thereof, to any affiliate of Holder, without the approval of the Corporation.

2. Rights Subject to Credit Agreement. The Series A Preferred Stock is being issued to Holder in connection with the Senior Secured Revolving Credit Facility Agreement, effective as of January 21, 2016, by and among the Corporation, the Corporation’s subsidiary guarantors, and TCA Global Credit Master Fund, LP (the “Credit Agreement”) and shall be subject to all applicable terms and conditions of the Credit Agreement and the documents and agreements executed and delivered by the Corporation in connection therewith (collectively, the “Loan Documents”).

3. Rank. The Series A Preferred Stock shall rank: (i) senior to all of the Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”); (ii) senior to any class or series of capital stock of the Corporation currently outstanding or that specifically provides that it ranks junior to any Series A Preferred Stock (collectively, with the Common Stock, “Junior Securities”); and (iii) junior to any class or series of capital stock of the Corporation which specifically provides that it will rank senior in preference or priority to the Series A Preferred Stock (“Senior Securities”); in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

4. Voting Rights. Except as provided by law or by the other provisions of this Certificate of Designation, the Holder of shares of Series A Preferred Stock shall not be entitled to vote on any matter,except as expressly required by applicable law, or unless the Series A Preferred Stock has been converted, in which case the Holder shall be entitled to vote the shares of Common Stock it received in conversion thereof, in the same manner as other holders of Common Stock. In the event the Holder of Series A Preferred Stock is entitled to vote, the Holder shall be entitled to vote on an as converted basis, together with the holders of Common Stock.

(a) The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock, without the written consent of the Holder.

(b) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of Holder: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation’s ability to honor the exercise of any rights of the Holder of the Series A Preferred Stock; (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or (v) issue any Senior Securities.

5. Dividends. The Holder of the Series A Preferred Stock will not be entitled to participate with the holders of Common Stock in any dividends or distributions.

6. Liquidation Rights/Cancellation/ Redemption. Upon any liquidation, dissolution or winding up of the Corporation, the Holder of outstanding shares of Series A Preferred Stock will be entitled to be paid the “Liquidation Preference” (as hereinafter defined), in preference to any Distributions to the holders of the Junior Securities, including, without limitation, the Common Stock. The “Liquidation Preference” shall de defined and calculated as follows: (i) $5,000,000 in the aggregate (not on a per share basis); less (ii) any and all cash proceeds previously received by Holder from the sale of the Series A Preferred Stock and/or “Conversion Shares” (as hereinafter defined); and less (iii) any payments previously received by Holder in redemption of shares of Series A Preferred Stock or Conversion Shares. Upon request by the Corporation, Holder of Series A Preferred Stock shall provide to the Corporation from time to time all documents necessary for the adjustments in the Liquidation Preference due to the sale or disposition of any Series A Preferred Stock or Conversion Shares. Once the Liquidation Preference is calculated as zero, the Holder shall not be entitled to any further proceeds remaining from the liquidation of the Corporation, any remaining shares of Series A Preferred Stock shall automatically be cancelled, and Holder shall surrender to the Corporation any certificates evidencing remaining shares of Series A Preferred Stock or Conversion Shares for cancellation.

7. Conversion Rights.

(a)	The Holder may convert such shares of Series A Preferred Stock, in whole or in part, at any time after the issuance thereof, or from time-to-time thereafter, upon written notice to the Corporation, subject to the terms set forth below. Each share of Series A Preferred Stock may, or shall, be converted into shares of the Corporation’s authorized but unissued Common Stock (the “Conversion Shares”) equal to: (i) one; divided by (ii) the average of the volume weighted average price for the Common Stock for the five (5) business days immediately prior to the date a “Conversion Notice” (as hereinafter defined) is provided to the Corporation, as reported by Bloomberg (the “VWAP”).

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(b)	No fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. If the number of shares to be issued to the Holder of the Series A Preferred Stock is not a whole number, then the number of the shares shall be rounded up to the nearest whole number.

(c)	Mechanics of Conversion. In the case of a conversion, before Holder shall be entitled to convert the same into shares of Common Stock, it shall provide a conversion notice (the “Conversion Notice”), which Conversion Notice shall specify the VWAP as of the conversion date, the number of Conversion Shares to be issued in connection with such conversion, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Series A Preferred Stock, the Holder shall not be required to surrender the certificate(s) representing the Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall surrender to the Corporation or its transfer agent, the certificate or certificates representing the shares of Series A Preferred Stock to be converted, or if the Holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith. Partial conversions hereunder where the certificate(s) representing the shares of Series A Preferred Stock are not surrendered shall have the effect of reducing the number of shares represented by such certificate(s) by the number of shares of Series A Preferred Stock converted in each applicable conversion, as set forth in each Conversion Notice. The Holder and the Corporation shall maintain records showing the amount of shares of Series A Preferred Stock converted upon each conversion, and the number of shares of Series A Preferred Stock remaining to be converted. The Corporation shall, as soon as practicable after receipt of a Conversion Notice, and in any case within five (5) business days of the Corporation’s receipt of the Conversion Notice (the “Share Delivery Date”), issue and deliver at such office to the Holder, or to the nominee or nominees of such Holder, as set forth in the Conversion Notice, a certificate or certificates representing the Conversion Shares to which such Holder shall be entitled as aforesaid; provided that such Holder or nominee(s), as the case may be, shall be deemed to be the owner of record of such Common Stock as of the date that the Conversion Notice is delivered to the Corporation.

(d)	Failure to Deliver Certificates. If in the case of any Conversion Notice, the certificate or certificates representing the Conversion Shares issuable upon such conversion are not delivered to or as directed by the Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice, in which event the Corporation shall promptly return to the holder any original certificates representing Series A Preferred Stock delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates unsuccessfully tendered for conversion to the Corporation, to the extent later received by the Holder.

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(e)	Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of the Series A Preferred Stock, or any portion thereof, in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity, or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person or entity of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event Holder shall elect to convert the Series A Preferred Stock, or any portion thereof, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock by Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of Holder in the amount of 150% of the aggregate value into which such Series A Preferred Stock are to be converted as provided above, which bond shall remain in effect until the completion of litigation or other proceeding of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains final adjudication. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to Holder the certificate or certificates representing the Conversion Shares by the Share Delivery Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $500.00 per trading day (increasing to $1,000.00 per trading day on the tenth (10th) trading day after such damages begin to accrue) for each trading day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(f)	Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of any Conversion Shares on conversion.

(g)	Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

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(h)	Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will call and hold a special meeting of the shareholders within twenty (20) business days of such occurrence, for the sole purpose of increasing the number of shares authorized to an amount sufficient to allow a full conversion by the Holder of the Series A Preferred Stock. The Corporation’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized.

(i)	Notice to Allow Conversion by Holder. If: (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on any of its Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of any of the Common Stock, (C) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Corporation’s records, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Series A Preferred Stock during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

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(j)	The Holder’s Conversion Limitations. The Corporation shall not effectuate any conversion of Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Holder, the Holder (together with the Holder’s affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own shares of Common Stock in excess of the “Beneficial Ownership Limitation” (as defined herein). To ensure compliance with this restriction, prior to delivery of any Conversion Notice, the Holder shall have the right to request that the Corporation provide to the Holder a written statement of the percentage ownership of the Corporation’s Common Stock that would be beneficially owned by the Holder and its affiliates in the Corporation if the Holder converted such portion of the Series A Preferred Stock then intended to be converted by Holder. The Corporation shall, within two (2) business days of such request, provide Holder with the requested information in a written statement, and the Holder shall be entitled to rely on such written statement from the Corporation in issuing its Conversion Notice and ensuring that its ownership of the Corporation’s Common Stock is not in excess of the Beneficial Ownership Limitation. The restriction described in this Section may be waived by Holder, in whole or in part, upon notice not less than sixty-one (61) days prior written notice from the Holder to the Corporation to increase such percentage. For purposes hereof, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock then being converted. The limitations contained in this Section shall apply to a successor holder of the Series A Preferred Stock.

(k)	Rights Subject to Credit Agreement. The Series A Preferred Stock is being issued to Holder in connection with that certain Senior Secured Revolving Credit Facility Credit Agreement dated as of October 31, 2015, but made effective as of December 31, 2015 by and between the Corporation, the Holder, and others (the “Credit Agreement”). The Series A Preferred Stock, and any Conversion Shares issued upon conversation thereof, shall be subject to the terms and conditions of the Credit Agreement relating to the Series A Preferred Stock, and any Conversion Shares, including, without limitation, the adjustment provisions, mandatory redemption provisions, and other provisions set forth in the Credit Agreement.

8. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9. Amendment and Waiver. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them materially and adversely without the consent of the Holder. Subject to the preceding sentence, any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred Stock shall be binding upon the Holder.

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10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any suchloss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such m10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any suchutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

11. Notices. Any notice required by the provisions of this Certificate of Designation shall be given in accordance with the terms of the Credit Agreement.

12. Cumulative Remedies. Nothing contained in this Certificate of Designations shall prohibit, prevent, or otherwise preclude Holder from enforcing the Credit Agreement and other “Loan Documents” (as defined in the Credit Agreement) and its rights and remedies thereunder, through any and all other rights and remedies available to Holder under the Credit Agreement and all other Loan Documents, it being acknowledged by the Corporation that the rights to convert the Series A Preferred Stock and to sell shares of Common Stock are in addition to all other rights and remedies available to Holder under the Credit Agreement and other Loan Documents.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by Isaac H. Sutton, President of the Corporation, this 29 day of January 2016.

By:	/s/ Isaac H. Sutton
Name:	Isaac H. Sutton
Title:	CEO

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